EXHIBIT 99.1

Monroe Capital Corporation Schedules First Quarter 2017 Earnings Release and Conference Call

CHICAGO, IL, April 24, 2017 – Monroe Capital Corporation (the “Company”) (NASDAQ: MRCC) announced today that it will report its first quarter 2017 financial results on Tuesday, May 9, 2017, after the close of the financial markets.

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, May 10, 2017 at 12:00 pm ET. The webcast will be hosted on a webcast link located in the Investor Relations section of our website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #11380621. For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC
Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, asset based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. Monroe has been recognized by Private Debt Investor as the 2016 Lower Mid-Market Lender of the Year; M&A Advisor as the 2016 Lender Firm of the Year; Global M&A Network as the 2016 Small Middle Markets Lender of the Year; and the U.S. Small Business Administration as the 2015 Small Business Investment Company (SBIC) of the Year. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:       Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Emily Stoermer
BackBay Communications
(617) 391-0801
Email: emily.stoermer@backbaycommunications.com